CONSENT OF ERNST & YOUNG (TV3 Ltd., Schlieren)




                                                                   EXHIBIT 23.8

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 28, 2000, with respect to the financial statements of TV3 Ltd., Schlieren for the period July 9, 1998 to December 31, 1999, which report appears in the annual report on Form 20-F of SBS Broadcasting S.A. for the year ended December 31, 1999, and in the Form 8-K of United Pan-Europe Communications N.V. dated April 19, 2000, which is incorporated by reference in the Form S-4 of United Pan-Europe Communications N.V. dated April 19, 2000.

                                        ATAG Ernst & Young Ltd.

Zurich, Switzerland
April 19, 2000